Exhibit 15

January 12, 2016

To the Board of Directors and Stockholders of Lifetime Brands, Inc.:

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Lifetime Brands, Inc. for the registration of 650,000 shares of its common stock of our reports dated May 8, 2015, August 10, 2015 and November 6, 2015 relating to the unaudited condensed consolidated interim financial statements of Lifetime Brands, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015.

/s/ ERNST & YOUNG LLP

Jericho, New York